SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                                  -------------

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: January 12, 1999



                         RECKSON ASSOCIATES REALTY CORP.
             (Exact name of Registrant as specified in its Charter)




                                    Maryland
                            (State of Incorporation)


             1-13762                                     11-3233650
     (Commission File Number)                     (IRS Employer Id. Number)


                           225 Broadhollow Road 11747
                          Melville, New York (Zip Code)
                    (Address of principal executive offices)

                                 (516) 694-6900
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

     On January 12, 1999 Reckson Operating Partnership, L.P. ("ROP"), entered into a unsecured credit facility with ING (U.S.) Capital LLC (formerly known as ING (U.S.) Capital Corporation), as Documentation Agent, and The Chase Manhattan Bank ("Chase"), as Arranger, Book Manager and Administrative Agent (the "Credit Facility"). The Credit Facility matures on December 3, 1999. The Credit Facility is unconditionally guaranteed by ROP and Reckson Associates Realty Corp. The Credit Facility provides for a maximum borrowing amount of up to $75 million at any time outstanding. ROP's ability to borrow under the Credit Facility will be subject to the satisfaction of, among other things, certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum combined equity value, a minimum unsecured interest coverage ratio, a minimum unsecured debt yield, a minimum adjusted unencumbered net operating income, a maximum dividend payout ratio, and a minimum consolidated interest coverage ratio. Borrowings under the Credit Facility will bear interest, at the option of ROP, at the Base Rate or the Eurodollar Rate, plus 1.5% through September 4, 1999, and 1.75% thereafter. The Base Rate is defined as the fluctuating rate equal to the higher of: (i) the rate of interest announced publicly by Chase in New York, New York from time to time, as Chase's prime rate; and (ii) the sum of (A) one-half of one percent (0.50%) per annum plus (B) the federal funds rate in effect from time to time during such period. The Eurodollar Rate is generally the rate for U.S. dollar deposits for one, two, three or six months which appears on Telerate Page 3750 as of 11:00 A.M. London time, two business days prior tot he beginning of the applicable interest period, as adjusted for applicable reserve requirements.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         1.1     1999 $75 million Amended and Restated Credit Facility Agreement
         1.2     1999 Amended and Restated Guaranty Agreement





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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                                 RECKSON ASSOCIATES REALTY CORP.




                                                 /s/ Michael Maturo
                                                 ----------------------
                                                 Michael Maturo
                                                 Executive Vice President
                                                 and Chief Financial Officer



Date:  February 5, 1999